Merit High Yield Fund II

                       Statement of Assets and Liabilities

                                 March 31, 2004
________________________________________________________________________________
Assets:
_____________________________________________________
Cash                                                                $ 100,000.00
_____________________________________________________               ____________
          Total Assets                                              $ 100,000.00
_____________________________________________________               ____________
Liabilities:                                                                 $ -
_____________________________________________________               ____________
Net Assets for 5,000 shares outstanding                             $ 100,000.00
_____________________________________________________               ============
Net Assets Consist of:
_____________________________________________________
Paid in Capital                                                     $ 100,000.00
_____________________________________________________               ============
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
_____________________________________________________
$100,000 / 5,000 shares outstanding                                      $ 20.00
_____________________________________________________               ============


Notes:

     (1) The Merit High Yield Fund II, a mutual fund (the "Fund"), is a non-diversified series of the Merit Advisors Investment Trust II (the "Trust"), an open-end management investment company. The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on February 19, 2004 and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 5,000.000 shares at $20.00 per share. The Fund's investment advisor has paid all organizational costs.

     (2) Reference is made to the management of the Fund (on page 18), administration of the Fund (on page 19) and tax information (on page
          22) in the Statement of Additional Information for descriptions of the investment advisory fee, administrative and other services and federal tax aspects of the Fund.

     (3)  Certain  Officers and Trustees of the Trust are Officers and Directors
          or  Trustees  of  the  Fund's   investment   advisor  and  the  Fund's
          administrator.






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Deloitte

                                                  Deloitte & Touche LLP
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                                                  New York, New York  10281-1414
                                                  USA

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                                                  Fax: + 1 212 436-5000
                                                  www.us.deloitte.com


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of Merit Advisors Investment Trust
II and Shareholder of Merit High Yield Fund II:

We have audited the accompanying statement of assets and liabilities of Merit High Yield Fund II (the "Fund") (a series of Merit Advisors Investment Trust II) as of March 31, 2004. This financial statement is the responsibility of the Fund's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Such standards incorporate not only the auditing standards specific to the engagement but also professional standard practice standards to Deloitte & Touche LLP as a whole (e.g. independence and quality control standards). An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such statement of assets and liabilities presents fairly, in all material respects, the financial position of Merit High Yield Fund II as of March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche

New York, New York
April 26, 2004
                                                        Member of
                                                        Deloitte Touche Tohmatsu